Exhibit 99.1

Heidrick & Struggles to Take $20 Million Charge and Plans Aggressive Focus On Leadership Advisory Services

Corporate Streamlining Includes 12 Percent Workforce Reduction and Long-Term Goals to Cut Real Estate Expenses and Support Costs by 30 Percent

CHICAGO, Jan. 15, 2009 (GLOBE NEWSWIRE) — Heidrick & Struggles International, Inc. (Nasdaq:HSII), the world’s premier executive search and leadership consulting firm, today announced that it will take a restructuring charge of as much as $20 million in the first quarter and that it plans to significantly increase revenue from leadership advisory services not directly related to its core executive recruitment business.

The corporate restructuring includes reducing the company’s global workforce by 12 percent, resulting in expected savings of approximately $31 million over twelve months. Over time, the company also aims to cut real estate expenses and support costs by approximately 30% by closing or consolidating a still undetermined number of its 21 U.S. offices, adopting new technologies to improve productivity, and by reducing support costs such as accounting, procurement, and human resources administration.

Heidrick & Struggles’ strategic goal is to have leadership advisory fees comprise 40 percent or more of the company’s total revenues within the next five years, compared to about four percent in 2008. The company will make significant investments in its growing leadership advisory capabilities, which includes succession planning, talent retention management, development, assessment, and executive on-boarding. As another strategic objective, the company aims to have search-related technology services contribute approximately 10 percent of future revenues within the next five years.

“The global economic downturn is only one driving force behind these major changes we plan to aggressively implement,” said Chief Executive Officer L. Kevin Kelly. “The executive search business has rigidly adhered to a half-century old business model, but our clients have let us know they want more than just search. In addition, we are seeing new technologies that could lead to disintermediation and erode the value of once-proprietary information. To protect our unrivaled position as the gold standard of executive search and leadership consulting, we must aggressively expand our service offerings to better service the needs of our global customers and get ahead of radical challenges facing our industry.”

Although the economic downturn poses formidable challenges, Mr. Kelly noted that it also provides numerous opportunities. In addition to continuing to make minority investments in various search-related technology companies, the company would evaluate a significant “transformational” acquisition, should an appropriate opportunity to do so arise.

“We are a debt-free company and have the financial strength to acquire companies that can enhance our leadership consulting service offerings,” Mr. Kelly said. “Given current market conditions, we can acquire firms that may not have been available to us 18 months ago.”

About Heidrick & Struggles International, Inc.

Heidrick & Struggles International, Inc. is the world’s premier provider of senior-level executive search and leadership consulting services, including talent management, board building, executive on-boarding and M&A effectiveness. For more than 50 years, we have focused on quality service and built strong leadership teams through our relationships with clients and individuals worldwide. Today, Heidrick & Struggles leadership experts operate from principal business centers in North America, Latin America, Europe and Asia Pacific. For more information about Heidrick & Struggles, please visit www.heidrick.com.

Safe Harbor Statement

This press release contains forward-looking statements. The forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management’s beliefs and assumptions. Forward-looking statements may be identified by the use of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,”

“estimates,” “projects,” “forecasts,” and similar expressions. Forward-looking statements are not guarantees of future performance and involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed, forecasted or implied in the forward-looking statements. Factors that may affect the outcome of the forward-looking statements include, among other things: our ability to attract and retain qualified executive search and leadership advisory consultants; the condition of the economies in the United States, Europe, Asia Pacific, and elsewhere; social or political instability in markets where we operate; the impact of foreign currency exchange rate fluctuations; price competition; the ability to align our cost structure with net revenue; the ability to forecast, on a quarterly basis, variable compensation accruals that ultimately are determined based on the achievement of annual results; our ability to realize our tax loss carryforwards; the timing of a partial release or full reversal of deferred tax asset valuation allowance; the mix of profit and loss by country; an impairment of our goodwill and other intangible assets; and delays in the development and/or implementation of new technology and systems. Our reports filed with the U.S. Securities and Exchange Commission also include information on factors that may affect the outcome of forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Heidrick & Struggles International, Inc.

Analysts & Investors

Julie Creed, VP, Investor Relations

+1 312 496 1774

jcreed@heidrick.com

Starkman Associates

Media

Eric Starkman

+1 212 624 9755

erics@starkmanpr.com